UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2014

EVOLUCIA INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-53590	98-0550703
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7040 Professional Parkway East, Sarasota, Florida  34240
(Address of principal executive offices) (zip code)

941-751-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of aRegistrant

On July 1, 2013, Evolucia Inc. (the "Company") and its current landlord, 7040, LLC (the "Landlord"), entered into that certain lease dated July 1, 2013 (the “Lease”) in connection with the rental by the Company of 7040 Professional Parkway East, Sarasota, Florida 34240 from the Landlord.

On September 11, 2014, the Company and the Landlord entered into a Settlement Agreement (the "7040 Agreement") pursuant to which the Company and the Landlord settled all past due amounts and amounts owed for the term of the Lease in consideration for the Company issuing the Landlord an 8% Secured Promissory Note in the amount of $1,100,000 (the “7040 Note”).  The Landlord agreed to return to the Company the Common Stock Option to acquire 12,000,000 shares of common stock of the Company (the “7040 Option”) which was previously issued to the Landlord in conjunction with the Lease.  In addition, the parties released each other from any and all future legal claims.  The 7040 Note is a debt obligation arising other than in the ordinary course of business which constitutes a direct financial obligation of the Company.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01                      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
4.1	8% Secured Promissory Note issued to 7040 LLC

10.1	Settlement Agreement by and between Evolucia Inc. and 7040, LLC dated September 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLUCIA INC.

Date: September 15, 2014	By:	/s/ Thomas Seifert
Name: Thomas Seifert
Title: Interim Chief Executive Officer

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